CVR Partners, LP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Financial Statements:
Introduction	P-1
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2007	P-2
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2007	P-3
Notes to Unaudited Pro Forma Consolidated Financial Statements	P-4

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2006 and December 31, 2007	F-2
Consolidated Statements of Operations for the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007	F-3
Consolidated Statements of Partners’ Capital/Divisional Equity for the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007
F-4
Consolidated Statements of Cash Flows for the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007	F-5
Notes to Consolidated Financial Statements	F-6

225

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated statement of operations of CVR Partners, LP for the year ended December 31, 2007 has been derived from the audited consolidated statement of operations of CVR Partners, LP for the year ended December 31, 2007. The unaudited pro forma consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated balance sheet of CVR Partners, LP at December 31, 2007.

Each of the pro forma consolidated statement of operations for the year ended December 31, 2007 and the pro forma consolidated balance sheet as of December 31, 2007 has been adjusted to give effect to the transactions described in note 1 to the unaudited consolidated pro forma financial statements.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that we would have achieved had the transactions described herein actually taken place at the dates indicated, and do not purport to be indicative of future financial position or operating results. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements of CVR Partners, LP, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes.

CVR Partners, LP

Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2007

				Pro Forma
	Year Ended			Year Ended
	December 31,	Pro Forma		December 31,
	2007	Adjustments		2007

ASSETS
Current assets:
Cash and cash equivalents	$14,471,901	$(16,613,652	)(a)	$72,426,728
		2,142,301	(a)
		105,000,000	(b)
		(11,600,000	)(c)
		(2,525,000	)(d)
		(18,448,822	)(e)
		2,816,631	(f)
		(2,816,631	)(f)
Accounts receivable, net of allowance for doubtful accounts of $14,619	2,816,631	(2,816,631	)(f)	—
Inventories	16,153,467			16,153,467
Due from affiliate	2,142,301	(2,142,301	)(a)	—
Prepaid expenses and other current assets	1,068,225	841,667	(d)	1,909,892
Insurance receivable	139,346			139,346

Total current assets	36,791,871	53,837,562		90,629,433
Property, plant, and equipment, net of accumulated depreciation	352,013,053			352,013,053
Intangible assets, net	81,492			81,492
Goodwill	40,968,463			40,968,463
Other long-term assets	—	1,683,333	(d)	1,683,333

Total assets	$429,854,879	$55,520,895		$485,375,774

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$7,778,741	$		$7,778,741
Personnel accruals	1,370,816			1,370,816
Deferred revenue	13,161,103			13,161,103
Accrued expenses and other current liabilities	6,971,504			6,971,504

Total current liabilities	29,282,164	—		29,282,164
Long-term liabilities:
Deferred income taxes	32,500			32,500
Other accrued long-term liabilities	46,986			46,986

Total long-term liabilities	79,486	—		79,486
Commitments and contingencies	—	—		—
Partners’ capital:
Special GP units, 30,303,000 units issued and outstanding at December 31, 2007	396,242,212	(16,597,038	)(a)	—
		(18,430,373	)(e)
		(361,214,801	)(g)

Special LP units, 30,333 units issued and outstanding at December 31, 2007	396,638	(16,614	)(a)	—
		(18,449	)(e)
		(361,575	)(g)

Managing general partner interest	3,854,379	(3,854,379	)(h)	—

Total partners’ capital	$400,493,229	$(400,493,229)		$—

PRO FORMA PARTNERS’ CAPITAL
Unitholders’ equity:
Equity held by public:
Common units: 5,250,000 common units issued and outstanding	—	105,000,000	(b)	93,400,000
		(11,600,000	)(c)
Equity held by general partners:
GP units: 18,750,000 GP units issued and outstanding	—	(1,521,628	)(f)	193,812,736
		195,334,364	(g)
Subordinated GP units: 16,000,000 subordinated GP units issued and outstanding	—	(1,295,003	)(f)	164,947,009
		166,242,012	(g)
Managing general partner interest	—	3,854,379	(h)	3,854,379

Total pro forma partners’ capital	—	456,014,124		456,014,124

Total liabilities and partners’ capital	$429,854,879	$55,520,895		$485,375,774

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR Partners, LP

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2007

	Actual			Pro Forma
	Year Ended			Year Ended
	December 31,	Pro Forma		December 31,
	2007	Adjustments		2007

Net sales	$187,449,468	$		$187,449,468
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	33,095,121	2,472,506	(i)	35,567,627
Direct operating expenses (exclusive of depreciation and amortization)	66,662,894			66,662,894
Selling, general and administrative expenses (exclusive of depreciation and amortization)	20,382,918	(160,446	) (j)	20,222,472
Net costs associated with flood	2,431,957	—		2,431,957
Depreciation and amortization	16,819,147	—		16,819,147

Total operating costs and expenses	139,392,037	2,312,060		141,704,097

Operating income	48,057,431	(2,312,060)		45,745,371
Other income (expense):
Interest expense and other financing costs	(23,598,544)	23,584,600	(j)	(855,611)
		(841,667	)(k)
Interest income	270,162	(252,697	)(j)	17,465
Gain (loss) on derivatives	(456,583)	456,583	(j)	—
Loss on extinguishment of debt	(177,653)	177,653	(j)	—
Other income	61,604	—		61,604

Total other income (expense)	(23,901,014)	23,124,472		(776,542)
Income before income taxes	$24,156,417	$20,812,412		$44,968,829
Income tax expense	29,500	—		29,500

Net income	$24,126,917	$20,812,412		$44,939,329

Pro forma net income information:
Net income allocated to common units	$5,277,763			$7,875,000
Net income allocated to GP units	18,849,154			28,125,000
Net income allocated to subordinated GP units	—			8,939,329
Net income allocated to managing general partner	—			—

Basic and diluted net income per common unit	$1.01			$1.50
Basic and diluted net income per GP unit	$1.01			$1.50
Basic and diluted net income per subordinated GP unit	—			$0.56

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR Partners, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

(1)	Basis of Presentation

The unaudited pro forma consolidated financial statements have been prepared based upon the audited consolidated financial statements of CVR Partners, LP (the Partnership). The audited consolidated financial statements of CVR Partners, LP include the historical financial statements of Coffeyville Resources Nitrogen Fertilizers, LLC (CRNF).

The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that the Partnership would have achieved had the transactions described herein actually taken place at the dates indicated, and do not purport to be indicative of future financial position or operating results. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of CVR Partners, LP, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The pro forma adjustments have been prepared as if the transactions described below had taken place on December 31, 2007, in the case of the pro forma balance sheet, or as of January 1, 2007, in the case of the pro forma statement of operations.

The unaudited pro forma consolidated financial statements reflect the following transactions:

•	the effectiveness of the Partnership’s second amended and restated agreement of limited partnership;

•	the Partnership’s entering into the coke supply agreement;

•	the distribution by the Partnership of all of its cash on hand immediately prior to the completion of the initial public offering to the Partnership’s special general partner (for purposes of the pro forma balance sheet at December 31, 2007, this amount is limited to the cash on hand at December 31, 2007 of $14.5 million, exclusive of petty cash), including the settlement of net intercompany balances at the time of such distribution;

•	the Partnership’s entering into a new – year revolving secured credit facility, with no principal amount expected to be drawn upon the closing of the initial public offering, and the Partnership’s payment of financing fees of approximately $2.5 million related thereto;

•	the distribution of approximately $18.4 million to reimburse CRLLC for certain capital expenditures it made on the Partnership’s behalf prior to October 24, 2007;

•	the collection of existing net accounts receivable and subsequent distribution of the related cash to the Partnership’s special general partner;

•	the contribution of 30,333 special LP units held by Coffeyville Resources, LLC (CRLLC) to CVR Special GP, LLC, the Partnership’s special general partner;

•	the conversion of 30,303,000 special GP units and 30,333 special LP units held by the Partnership’s special general partner into 18,750,000 GP units and 16,000,000 subordinated GP units;

•	the Partnership’s issuance and sale of 5,250,000 common units to the public in the initial public offering, at an assumed initial public offering price of $20.00 per common unit, and the use of proceeds thereof;

•	the payment by the Partnership of estimated underwriting commissions and other offering expenses in the aggregate amount of $11.6 million; and

CVR Partners, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

•	the Partnership’s release from its guarantees under CRLLC’s credit facility and swap agreements with J. Aron.

In addition to the coke supply agreement described above, for which the Partnership has made a pro forma adjustment to its cost of product sold, the Partnership has also entered into a services agreement, feedstock and shared services agreement, environmental agreement and raw water and facilities sharing agreement with CVR Energy, Inc. (CVR Energy). However, the Partnership has determined that the pro forma effect that these four agreements would have had if they had been in place as of January 1, 2007 is not material to its unaudited pro forma consolidated financial statements, and therefore no pro forma adjustment has been made for these agreements.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2007 also assumes that CVR Partners, LP was in existence as a stand-alone entity during such period.

Upon completion of this offering, the Partnership anticipates incurring incremental general and administrative expenses as a result of being a publicly traded limited partnership, such as costs associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. The Partnership estimates that these incremental general and administrative expenses will approximate $2.5 million per year. The Partnership’s unaudited pro forma consolidated financial statements do not reflect this $2.5 million in incremental expense.

(2)  Partnership Interests

In connection with the Partnership’s initial public offering, CRLLC will contribute all of its special LP units to the Partnership’s special general partner and all of the Partnership’s special general partner interests and special limited partner interests will be converted into a combination of GP units and subordinated GP units. Following the initial public offering, the Partnership will have five types of partnership interests outstanding:

•	common units representing limited partner interests, all of which the Partnership will sell in the initial public offering (approximately 13% of all of the Partnership’s outstanding units);

•	GP units representing special general partner interests, all of which will be held by the Partnership’s special general partner (approximately 47% of all of the Partnership’s outstanding units);

•	subordinated GP units representing special general partner interests, all of which will be held by the Partnership’s special general partner (40% of all of the Partnership’s outstanding units);

•	incentive distribution rights representing limited partner interests, all of which will be held by the Partnership’s managing general partner; and

•	a managing general partner interest, which is not entitled to any distributions, which is held by the Partnership’s managing general partner.

Holders of the subordinated GP units will be entitled to receive quarterly cash distributions only after the common units and GP units have received the minimum quarterly distribution plus any cash distribution arrearages from prior quarters. Additionally, the Partnership’s subordinated GP units will

CVR Partners, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

not accrue arrearages. The subordination period will end if the Partnership meets the financial tests described in the partnership agreement.

(3)	Pro Forma Adjustments and Assumptions

(a) Reflects the distribution by the Partnership of all cash on hand immediately prior to the completion of the initial public offering to the Partnership’s special general partner. For purposes of the pro forma balance sheet at December 31, 2007, this amount is limited to the cash on hand at December 31, 2007 of $14.5 million, exclusive of petty cash. The Partnership estimates that the actual amount to be distributed upon the closing of the initial public offering will be $40.0 million. Also reflects the settlement of the Partnership’s $2.1 million due from affiliate in cash and distribution of this cash to the Partnership’s special general partner.

(b) Reflects the assumed gross proceeds to us of $105.0 million from the issuance and sale of 5,250,000 common units at an assumed initial offering price of $20.00 per unit.

(c) Reflects the payment of underwriting commissions of $7.4 million and other estimated offering expenses of $4.2 million for a total of $11.6 million which will be allocated to the common units.

(d) Reflects estimated deferred debt issuance costs of $2.5 million associated with the new                -year $      million revolving secured credit facility.

(e) Reflects the distribution of approximately $18.4 million to reimburse CRLLC for certain capital expenditures it made on the Partnership’s behalf prior to October 24, 2007.

(f) Reflects the collection of existing net accounts receivable and subsequent distribution of the related cash to the Partnership’s special general partner.

(g) Represents the conversion of special GP units and special LP units into GP units and subordinated GP units. The conversion is as follows:

• 18,715,250 GP units for 16,336,573 special GP units;

• 16,000,000 subordinated GP units for 13,966,427 special GP units; and

• 34,750 GP units for 30,333 special LP units.

(h) Reflects the transfer of the partner’s capital associated with the managing general partner interest from partners’ capital to pro forma partners’ capital.

(i) Reflects an adjustment associated with the coke supply agreement between us and CVR Energy as if it were effective as of January 1, 2007.

(j) Represents the reversal of CVR Energy’s allocation to the Partnership of interest expense and other financing costs ($23,584,600), selling, general and administrative expenses (exclusive of depreciation and amortization) related to bank fees ($160,446), interest income ($252,697), loss on extinguishment of debt ($177,653) and loss on derivatives ($456,583) for the year ended December 31, 2007. We assume that on a pro forma basis the Partnership would have incurred no debt nor entered into any derivative transactions during the year ended December 31, 2007. This assumption is based on the fact that the Partnership had no debt as of December 31, 2007 and does not intend to draw upon its new revolving secured credit facility in connection with the closing of this offering. During the period October 24, 2007 to December 31, 2007 the Partnership accrued a small amount of interest ($13,944) on intercompany balances to CVR Energy that has not been reversed.

CVR Partners, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

(k) Represents the portion of the financing fees for the Partnership’s new revolving secured credit facility that would have been amortized during the year ended December 31, 2007.

(4)	Pro Forma Net Income Per Unit

Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of the Partnership’s partnership agreement, to the common, GP and subordinated GP unitholders, by the number of common, GP and subordinated GP units expected to be outstanding at the closing of this offering. For purposes of this calculation, the Partnership assumed that pro forma distributions were equal to pro forma net income and that the number of units outstanding was 5,250,000 common, 18,750,000 GP and 16,000,000 subordinated GP units. All units were assumed to have been outstanding since January 1, 2007. No effect has been given to 787,500 common units that might be issued in this offering by the Partnership pursuant to the exercise by the underwriters of their option. The Partnership’s partnership agreement provides that, during the subordination period (as described below), the common units and GP units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.375 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units and GP units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated GP units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated GP units will not be entitled to receive any distributions until the common units and GP units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated GP units during the subordination period.

It is assumed that for the year ended December 31, 2007, common unit and GP units would have received an annual distribution of $1.01 per common unit and GP unit. Subordinated GP unitholders would have received no distribution of distributable earnings. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the holders of the IDRs are entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the holders of the IDRs than to the holders of common, GP and subordinated GP units. The pro forma net income per unit calculations assume that no incentive distributions were made to the holders of the IDRs because no such distribution would have been paid based upon the contractual limitation set forth in the partnership agreement which provides that no distributions will be made in respect of the IDRs until the Partnership has made cash distributions in an aggregate amount equal to the adjusted operating surplus during the period from the closing of the Partnership’s initial public offering through December 31, 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors
CVR GP, LLC
The Managing General Partner of CVR Partners, LP:

We have audited the accompanying consolidated balance sheets of CVR Partners, LP and subsidiary (the Successor), as of December 31, 2006 and 2007 and the related statements of operations, partners’ capital/divisional equity, and cash flows for Coffeyville Resources Nitrogen Fertilizer, LLC (the Immediate Predecessor) for the 174-day period ended June 23, 2005 and for the Successor, for the 233-day period ended December 31, 2005 and for the years ended December 31, 2006 and 2007, as discussed in note 1 to the consolidated financial statements. These consolidated financial statements are the responsibility of the Successor’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CVR Partners, LP and subsidiary as of December 31, 2006 and 2007, and the results of the Immediate Predecessor’s operations and its cash flows for the 174-day period ended June 23, 2005 and the results of the Successor’s operations and its cash flows for the 233-day period ended December 31, 2005 and for the years ended December 31, 2006 and 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective June 24, 2005, the Successor acquired the net assets of the Immediate Predecessor in a business combination accounted for as a purchase. As a result of this acquisition, the consolidated financial statements for the periods after the acquisition are presented on a different cost basis than that for the period before the acquisition and, therefore, are not comparable.

/s/  KPMG LLP

Kansas City, Missouri
February 26, 2008

CVR Partners, LP

CONSOLIDATED BALANCE SHEETS

	Successor
	December 31,	December 31,
	2006	2007

ASSETS
Current assets:
Cash and cash equivalents	$550	$14,471,901
Accounts receivable, net of allowance for doubtful accounts of $42,816 and $14,619, respectively	3,321,253	2,816,631
Inventories	14,103,758	16,153,467
Due from affiliate	—	2,142,301
Prepaid expenses and other current assets	589,732	1,068,225
Insurance receivable	—	139,346

Total current assets	18,015,293	36,791,871
Property, plant, and equipment, net of accumulated depreciation	357,044,252	352,013,053
Intangible assets, net	100,655	81,492
Goodwill	40,968,463	40,968,463

Total assets	$416,128,663	$429,854,879

LIABILITIES AND PARTNERS’ CAPITAL/DIVISIONAL EQUITY
Current liabilities:
Accounts payable	$6,162,938	$7,778,741
Personnel accruals	2,686,495	1,370,816
Deferred revenue	8,812,350	13,161,103
Accrued expenses and other current liabilities	805,715	6,971,504

Total current liabilities	18,467,498	29,282,164
Long-term liabilities:
Deferred income taxes	27,500	32,500
Other accrued long-term liabilities	—	46,986

Total long-term liabilities	27,500	79,486
Commitments and contingencies
Partners’ capital/divisional equity:

Divisional equity	397,633,665	—
Special GP unitholders, 30,303,000 units issued and outstanding	—	396,242,212
Special LP unitholders, 30,333 units issued and outstanding	—	396,638
Managing general partner’s interest	—	3,854,379

Total partners’ capital/divisional equity	397,633,665	400,493,229

Total liabilities and partners’ capital/divisional equity	$416,128,663	$429,854,879

The accompanying notes are an integral part of these consolidated financial statements.

CVR Partners, LP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Immediate
	Predecessor	Successor
	174 Days	191 Days
	Ended	Ended	Year Ended	Year Ended
	June 23,	December 31,	December 31,	December 31,
	2005	2005	2006	2007
Net sales	$76,719,172	$96,792,958	$170,029,957	$187,449,468
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	9,849,842	19,248,596	33,401,674	33,095,121
Direct operating expenses (exclusive of depreciation and amortization)	26,019,736	29,135,779	63,610,773	66,662,894
Selling, general and administrative expenses	5,051,954	4,594,588	12,903,004	20,382,918
(exclusive of depreciation and amortization)
Net costs associated with flood	—	—	—	2,431,957
Depreciation and amortization	316,446	8,360,911	17,125,898	16,819,147

Total operating costs and expenses	41,237,978	61,339,874	127,041,349	139,392,037

Operating income	35,481,194	35,453,084	42,988,608	48,057,431
Other income (expense):
Interest expense and other financing costs	(756,846)	(14,791,272)	(23,502,265)	(23,598,544)
Interest income	47,631	501,991	1,379,129	270,162
Gain (loss) on derivatives	—	4,852,817	2,145,387	(456,583)
Loss on extinguishment of debt	(1,240,454)	—	(8,480,747)	(177,653)
Other income (expense)	(782,255)	4,024	180,680	61,604

Total other income (expense)	(2,731,924)	(9,432,440)	(28,277,816)	(23,901,014)

Income before income taxes	32,749,270	26,020,644	14,710,792	24,156,417
Income tax expense	—	—	27,500	29,500

Net income	$32,749,270	$26,020,644	$14,683,292	$24,126,917

Unaudited pro forma net income information (Note 4):
Net income allocated to common units				$5,277,763
Net income allocated to GP units				18,849,154
Net income allocated to subordinated GP units				—
Net income allocated to managing general partner				—
Basic and diluted net income per common unit				$1.01
Basic and diluted net income per GP unit				$1.01
Basic and diluted net income per subordinated GP unit				—

The accompanying notes are an integral part of these consolidated financial statements.

CVR Partners, LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL/DIVISIONAL EQUITY

						Total
		Special	Special	Managing		Partners’
		General	Limited	General	Total	Capital/
	Divisional	Partner’s	Partner’s	Partner’s	Partners’	Divisional
Immediate Predecessor	Equity	Interest	Interest	Interest	Capital	Equity

Balance at January 1, 2005	$15,741,980	$—	$—	$—	$—	$15,741,980
Net income	32,749,270	—	—	—	—	32,749,270
Net distributions to parent	(22,902,690)	—	—	—	—	(22,902,690)

Balance at June 23, 2005	$25,588,560	$—	$—	$—	$—	$25,588,560

Successor

Acquisition of Immediate Predecessor at June 23, 2005, including step-up in basis of $391,881,153 due to Successor acquisition and change in control	$417,469,713	—	—	—	—	$417,469,713
Net income	26,020,644	—	—	—	—	26,020,644
Share based compensation expense	270,072	—	—	—	—	270,072
Net distributions to parent	(43,267,038)	—	—	—	—	(43,267,038)

Balance at December 31, 2005	400,493,391	—	—	—	—	400,493,391

Net income	14,683,292	—	—	—	—	14,683,292
Share-based compensation expense	3,259,881	—	—	—	—	3,259,881
Net distributions to parent	(20,802,899)	—	—	—	—	(20,802,899)

Balance at December 31, 2006	397,633,665	—	—	—	—	397,633,665

Net income	17,033,827	7,085,997	7,093	—	7,093,090	24,126,917
Share-based compensation expense	2,154,080	8,053,217	8,061	—	8,061,278	10,215,358
Net distributions to parent, including distributions of certain working capital	(31,483,711)	—	—	—	—	(31,483,711)

Contribution of CRNF from CRLLC to CVR Partners, LP for partners’ interest	(385,337,861)	381,102,998	381,484	3,853,379	385,337,861	—
Cash contribution for partners’ interest	—	—	—	1,000	1,000	1,000

Balance at December 31, 2007	$—	$396,242,212	$396,638	$3,854,379	$400,493,229	$400,493,229

The accompanying notes are an integral part of these consolidated financial statements.

CVR Partners, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Immediate
	Predecessor	Successor
	174 Days	191 Days
	Ended	Ended	Year Ended	Year Ended
	June 23,	December 31,	December 31,	December 31,
	2005	2005	2006	2007
Cash flows from operating activities:
Net income	$32,749,270	$26,020,644	$14,683,292	$24,126,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	316,446	8,360,911	17,125,897	17,645,458
Provision for doubtful accounts	—	82,498	(39,682)	14,619
Loss on disposition of fixed assets	—	—	1,056,792	47,252
Share-based compensation	—	270,072	4,032,341	10,926,143
Changes in assets and liabilities, net of effect of step-up in basis for Successor:
Accounts receivable	(1,285,626)	(2,748,588)	719,811	(3,981,846)
Inventories	614,293	2,675,582	2,058,690	(2,049,709)
Due from affiliate	—	—	—	(2,142,301)
Prepaid expenses and other current assets	(406,748)	(433,375)	(31,659)	(221,776)
Insurance receivable	—	—	—	(3,347,207)
Accounts payable	2,792,145	(1,642,309)	87,449	1,309,576
Deferred revenue	(9,073,050)	11,449,382	(3,217,637)	4,348,753
Accrued expenses and other current liabilities	(884,398)	1,545,381	(2,442,213)	(226,095)
Other accrued long-term liabilities	(484,720)	(295,776)	—	46,986
Deferred income taxes	—	—	27,500	5,000

Net cash provided by operating activities	24,337,612	45,284,422	34,060,581	46,501,770

Cash flows from investing activities:
Capital expenditures	(1,434,922)	(2,017,384)	(13,257,682)	(6,487,456)

Net cash used in investing activities	(1,434,922)	(2,017,384)	(13,257,682)	(6,487,456)

Cash flows from financing activities:
Deferred costs of IPO	—	—	—	(256,717)
Net divisional equity distribution	(22,902,690)	(43,267,038)	(20,802,899)	(25,287,246)
Partners’ cash contribution	—	—	—	1,000

Net cash used in financing activities	(22,902,690)	(43,267,038)	(20,802,899)	(25,542,963)

Net increase in cash and cash equivalents	—	—	—	14,471,351
Cash and cash equivalents, beginning of period	550	550	550	550

Cash and cash equivalents, end of period	$550	$550	$550	$14,471,901

Supplemental disclosures
Non-cash investing and financing activities:
Accrual of construction in progress additions	$(42,103)	$—	$30,877	$6,154,892
Step-up in basis with change in control	$—	$391,881,153	$—	$—
Distribution of working capital to parent	$—	$—	$—	$6,196,465

The accompanying notes are an integral part of these consolidated financial statements.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Formation of the Partnership, Organization and Nature of Business

CVR Partners, LP (referred to as CVR Partners, the Partnership or the Company) is a Delaware limited partnership, formed in June 2007 by CVR Energy, Inc. (together with its subsidiaries, CVR Energy) to own assets of Coffeyville Resources Nitrogen Fertilizers, LLC (CRNF), previously a wholly owned subsidiary of CVR Energy. CRNF is a producer and marketer of nitrogen fertilizer products in North America. CRNF operates a coke gasifier plant that produces high-purity hydrogen, most of which is subsequently converted to ammonia and upgraded to urea ammonium nitrate (UAN).

The Partnership plans to pursue an initial public offering of its common units representing limited partner interests (the Offering). In October 2007, CVR Energy, through its wholly owned subsidiary, Coffeyville Resources, LLC (CRLLC), transferred CRNF, CRLLC’s nitrogen fertilizer business, to the Partnership. This transfer was not considered a business combination as it was a transfer of assets among entities under common control and accordingly balances were transferred at their historical cost. The Partnership became the sole member of CRNF. In consideration for CRLLC transferring its nitrogen fertilizer business to the Partnership, (1) CRLLC directly acquired 30,333 special LP units, representing a 0.1% limited partner interest in the Partnership, (2) the Partnership’s special general partner, a wholly owned subsidiary of CRLLC, acquired 30,303,000 special GP units, representing a 99.9% general partner interest in the Partnership, and (3) the managing general partner, then owned by CRLLC, acquired a managing general partner interest and incentive distribution rights (IDRs) of the Partnership. Immediately prior to CVR Energy’s initial public offering, CVR Energy sold the managing general partner (together with the IDRs) to Coffeyville Acquisition III (CALLC III), an entity owned by funds owned by Goldman, Sachs & Co. (the Goldman Sachs Funds) and Kelso & Company, L.P. (the Kelso Funds) and members of CVR Energy’s management team, for its fair market value on the date of sale.

In conjunction with CVR Energy’s indirect ownership of the special GP interest, it initially owned all of the interests in the Partnership (other than the managing general partner interest and the IDRs) and initially was entitled to all cash distributed by the Partnership. The managing general partner is not entitled to participate in Partnership distributions except with respect to its IDRs, which entitle the managing general partner to receive increasing percentages (up to 48%) of the cash the Partnership distributes in excess of $0.4313 per unit in a quarter. However, the Partnership is not permitted to make any distributions with respect to the IDRs until the aggregate Adjusted Operating Surplus, as defined in the amended and restated partnership agreement, generated by the Partnership during the period from the completion of the offering through December 31, 2009 has been distributed in respect of the GP units and subordinated GP units, which CVR Energy will indirectly hold following completion of the Offering, and the Partnership’s common units (which will be issued in connection with the Offering) and any other partnership interests that are issued in the future.

In October 2007, the managing general partner, the special general partner, and CRLLC, as the limited partner, entered into an amended and restated limited partnership agreement setting forth the various rights and responsibilities of the partners of CVR Partners. The Partnership also entered into a number of agreements with CVR Energy and the managing general partner to regulate certain business relations between the Partnership and the other parties thereto. See Note 14 “Related Party Transactions”.

The Partnership is operated by CVR Energy’s senior management team pursuant to a services agreement among CVR Energy, the managing general partner, and the Partnership. The Partnership is managed by the managing general partner and CVR Special GP LLC, as special general partner, to the extent described herein. As special general partner of the Partnership, CVR Special GP LLC has joint management rights regarding the appointment, termination, and compensation of the chief executive officer and chief financial officer of the managing general partner, has the right to designate

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

two members of the board of directors of the managing general partner, and has joint management rights regarding specified major business decisions relating to the Partnership.

Historical Organization of CRNF

Prior to March 3, 2004, the nitrogen fertilizer plant was operated as a small component of Farmland Industries, Inc., or Farmland, an agricultural cooperative. Farmland filed for bankruptcy protection on May 31, 2002. CRLLC, a subsidiary of Coffeyville Group Holdings, LLC (which was principally owned by funds affiliated with Pegasus), won the bankruptcy court auction for Farmland’s nitrogen fertilizer plant (and the petroleum business now operated by CVR Energy) and completed the purchase of these assets on March 3, 2004. Activity occurring from March 3, 2004 to June 23, 2005 is referred to as occurring with the “Immediate Predecessor”.

On June 24, 2005, pursuant to a stock purchase agreement dated May 15, 2005, all of the subsidiaries of Coffeyville Group Holdings, LLC, including the nitrogen fertilizer plant (and the petroleum business now operated by CVR Energy), were acquired by Coffeyville Acquisition LLC, a newly formed entity principally owned by the Goldman Sachs Funds and the Kelso Funds. This acquisition is referred to as the “Subsequent Acquisition”. The resulting entity after the change of control is referred to as the “Successor”.

The allocation of the purchase price by Coffeyville Acquisition LLC for the net assets held by CRNF at June 24, 2005, the date of the Subsequent Acquisition, is as follows:

Assets acquired
Cash	$550
Accounts receivable	1,335,292
Inventories	18,838,030
Prepaid expenses and other current assets	124,698
Intangibles, contractual agreements	145,400
Goodwill	40,968,463
Property, plant, and equipment	368,237,164

Total assets acquired	$429,649,597

Liabilities assumed
Accounts payable	$7,686,921
Accrued expenses and other current liabilities	4,197,187
Other accrued long-term liabilities	295,776

Total liabilities assumed	$12,179,884

Since the assets and liabilities of the Successor are presented on a new basis of accounting, the financial statement information for Successor and Immediate Predecessor are not comparable.

Business Overview

CRNF produces and distributes nitrogen fertilizer products, which are used primarily by farmers to improve the yield and quality of their crops. CRNF’s principal products are ammonia and UAN. These products are manufactured at CRNF’s facility in Coffeyville, Kansas. CRNF’s product sales are heavily weighted toward UAN, and all of its products are sold on a wholesale basis.

(2)	Basis of Presentation

CVR Partners is comprised of operations of the CRNF fertilizer business. The accompanying financial statements of CVR Partners, LP include the operations of CRNF when it was held by

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pegasus through its subsidiary, Coffeyville Group Holdings, LLC, for the 174 days ended June 23, 2005 (Immediate Predecessor). The accompanying financial statements also include the operations of CRNF from June 24, 2005 through October 24, 2007 when it was directly held by CRLLC. CVR Partners has been the sole member of CRNF since October 24, 2007.

The accompanying financial statements have been prepared in accordance with Regulation S-X, Article 3 “General instructions as to financial statements” and Staff Accounting Bulleting, or SAB Topic 1-B “Allocations of Expenses and Related disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain expenses incurred by CRLLC are only indirectly attributable to its ownership of the fertilizer assets of CRNF as CRLLC owns interests in refinery assets and gathering properties. As a result, certain assumptions and estimates are made in order to allocate a reasonable share of such expenses to CVR Partners, so that the accompanying financial statements reflect substantially all costs of doing business. The allocations and related estimates and assumptions are described more fully in Note 3 “Summary of Significant Accounting Policies” and Note 14 “Related Party Transactions”.

CVR Energy used a centralized approach to cash management and the financing of its operations. As a result, amounts owed to or from CVR Energy are reflected as a component of divisional equity on the accompanying Statements of Partners’ Capital/Divisional Equity through the contribution date of October 24, 2007.

Accounts and balances related to the CRNF fertilizer operations were based on a combination of specific identification and allocations. CRLLC has allocated various corporate overhead expenses based on a percentage of total fertilizer payroll to the total segment payrolls (i.e., the petroleum and fertilizer segments of CVR Energy). These allocations are not necessarily indicative of the cost that the Partnership would have incurred had it operated as an independent stand-alone entity for all years presented.

(3)	Summary of Significant Accounting Policies

Principles of Consolidation

The Partnership’s consolidated balance sheet at December 31, 2007 includes the accounts of CRNF, its wholly owned subsidiary. All intercompany balances and transactions are eliminated.

Cash and Cash Equivalents

CRLLC has historically provided cash as needed to support the operation of the fertilizer assets and has collected the cash from the sales of products by the fertilizer business. Consequently, the accompanying Consolidated Balance Sheet of CVR Partners as of December 31, 2006 only includes a minimal cash balance. Cash received or paid by CRLLC on behalf of CVR Partners is reflected as net distributions to parent on the accompanying Consolidated Statement of Partners’ Capital/Divisional Equity.

Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less.

Accounts Receivable

CVR Partners grants credit to its customers. Credit is extended based on an evaluation of a customer’s financial condition; generally, collateral is not required. Accounts receivable are due on negotiated terms and are stated at amounts due from customers, net of an allowance for doubtful accounts. Accounts outstanding longer than their contractual payment terms are considered past due.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CVR Partners determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts are past due, the customer’s ability to pay its obligations to CVR Partners, and the condition of the general economy and the industry as a whole. CVR Partners writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. At December 31, 2006, two customers individually represented greater than 10% and collectively represented approximately 30% of the total accounts receivable balance (excluding accounts receivable with affiliate). At December 31, 2007, three customers individually represented greater than 12% and collectively represented approximately 42% of the total accounts receivable balance (excluding accounts receivable with affiliate). The largest concentration of credit for any one customer at December 31, 2006 and 2007 was approximately 20% and 17%, respectively, of the accounts receivable balance (excluding accounts receivable with affiliate).

Inventories

Inventories consist of fertilizer products which are valued using the actual first-in, first-out method. Inventories also include raw materials, catalysts, parts and supplies, which are valued at the lower of moving-average cost, which approximates the first-in, first-out (FIFO) method, or market. The cost of inventories includes inbound freight costs.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of prepayments, non-trade accounts receivables and other general current assets.

Property, Plant, and Equipment

Additions to property, plant and equipment, including capitalized interest and certain costs allocable to construction and property purchases, are recorded at cost. Capitalized interest is added to any capital project over $1,000,000 in cost which is expected to take more than six months to complete. Depreciation is computed using principally the straight-line method over the estimated useful lives of the assets. The useful lives are as follows:

Range of Useful
Asset	Lives, in Years

Improvements to land	15 to 20
Buildings	20 to 30
Machinery and equipment	5 to 30
Automotive equipment	5
Furniture and fixtures	3 to 7

The Company’s leasehold improvements are depreciated on the straight-line method over the shorter of the contractual lease term or the estimated useful life.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized, and intangible assets with finite useful lives are amortized. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. CVR Partners uses

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

November 1 of each year as its annual valuation date for the impairment test. The annual review of impairment is performed by comparing the carrying value of its assets to its estimated fair value, using a combination of the discounted cash flow analysis and market approach. All goodwill impairment testing is done at CRNF as it is the only operating segment and consequently, it is the only reporting unit.

Planned Major Maintenance Costs

The direct-expense method of accounting is used for planned major maintenance activities. Maintenance costs are recognized as expense when maintenance services are performed. During the year ended December 31, 2006, the nitrogen fertilizer facility completed a major scheduled turnaround. Costs of approximately $2,570,000 associated with the 2006 turnaround are included in direct operating expenses (exclusive of depreciation and amortization) for the year ended December 31, 2006.

Planned major maintenance activities generally occur every two years.

Cost Classifications

Cost of product sold (exclusive of depreciation and amortization) includes cost of pet coke expense and freight and distribution expenses.

Direct operating expenses (exclusive of depreciation and amortization) includes direct costs of labor, maintenance and services, energy and utility costs, and other direct operating expenses. Direct operating expenses exclude depreciation and amortization of approximately $313,034, $8,334,931, $17,105,938, and $16,798,724 for the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007. Direct operating expenses also exclude depreciation of $826,311 for the year ended December 31, 2007 that is included in “Net Costs Associated with Flood” on the Consolidated Statement of Operations as a result of the assets being idled due to the flood. See Note 9 “Flood”.

Selling, general and administrative expenses (exclusive of depreciation and amortization) consist primarily of direct and allocated legal expenses, treasury, accounting, marketing, human resources and maintaining the corporate offices in Texas and Kansas. Selling, general and administrative expenses excludes depreciation and amortization of approximately $3,412, $25,980, $19,960, and $20,423 for the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007.

Income Taxes

The operations of CVR Partners and its predecessors have historically been included in the federal income tax return of CRLLC, which is a limited liability corporation that is not subject to federal income taxes. Upon the sale of the managing general partner, CVR Partners became a partnership that files its own separate federal income tax return with each partner being separately taxed on its share of taxable income. The Partnership is not subject to income taxes. The income tax liability of the individual partners is not reflected in the financial statements of the Partnership.

The State of Texas enacted a franchise tax on May 18, 2006 that the Partnership will be required to pay beginning in 2008. The method of calculation for this franchise tax is similar to an income tax, requiring the Partnership to recognize in the year of enactment the impact of this new tax on the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. A deferred tax liability and related income tax expense was recognized in 2006 for the expected future tax effect of the Texas franchise tax.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for entities to report information about the operating segments and geographic areas in which they operate. CVR Partners only operates in one segment and all of its operations are located in the United States.

Impairment of Long-Lived Assets

The Partnership accounts for long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS 144, the Partnership reviews long-lived assets (excluding goodwill, intangible assets with indefinite lives, and deferred tax assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future net cash flows, an impairment charge is recognized for the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less cost to sell. No impairment charges were recognized for any of the periods presented.

Partners’ Capital/Divisional Equity

Partners’ capital may also be referred to as divisional equity during the periods covered by the consolidated financial statements prior to the contribution of CRNF to the Partnership. Prior to the contribution, CRNF did not have its own debt and there was no formal intercompany financing arrangement in place. Accordingly the accompanying consolidated balance sheets do not present any long-term debt. Rather, intercompany borrowings and cash distributed to or contributed from the parent company prior to October 24, 2007 have been reflected in Divisional Equity. CRLLC managed the cash of CRNF. All cash received or paid by CRLLC prior to the contribution has been reflected as net contributions/distributions to parent on the accompanying Consolidated Statement of Partners’ Capital/Divisional Equity.

Revenue Recognition

Revenues for products sold are recorded upon delivery of the products to customers, which is the point at which title is transferred, the customer has the assumed risk of loss, and when payment has been received or collection is reasonably assumed. Sales are recognized when the product is delivered and all significant obligations of CRNF have been satisfied. Deferred revenue represents customer prepayments under contracts to guarantee a price and supply of nitrogen fertilizer in quantities expected to be delivered in the next twelve months in the normal course of business. Taxes collected from customers and remitted to governmental authorities are not included in reported revenues.

Shipping Costs

Pass-through finished goods delivery costs reimbursed by customers are reported in net sales, while an offsetting expense is included in cost of product sold (exclusive of depreciation and amortization).

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

CVR Partners has been allocated non-cash share-based compensation expense from CVR Energy and from CALLC III. CVR Energy and CALLC III account for share-based compensation in accordance with SFAS No. 123(R), Share-Based Payments and EITF 00-12 Issue No. 00-12, “Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee” (EITF 00-12). In accordance with SFAS 123(R), CVR Energy and CALLC III apply a fair-value-based measurement method in accounting for share-based compensation. In accordance with EITF 00-12, the Company recognizes the costs of the share-based compensation incurred by CVR Energy and CALLC III on its behalf, primarily in selling, general, and administrative expenses (exclusive of depreciation and amortization), and a corresponding capital contribution, as the costs are incurred on its behalf, following the guidance in EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” which requires variable accounting in the circumstances. Costs are allocated by CVR Energy and CALLC III based upon the percentage of time a CVR Energy employee provides services to CVR Partners. In accordance with the services agreement, CVR Partners will not be responsible for the payment of cash related to any share-based compensation allocated to it by CVR Energy for financial reporting purposes.

Environmental Matters

Liabilities related to future remediation costs of past environmental contamination of properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, internal and third-party assessments of contamination, available remediation technology, site-specific costs, and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. All liabilities are monitored and adjusted as new facts or changes in law or technology occur. Environmental expenditures are capitalized at the time of the expenditure when such costs provide future economic benefits.

Use of Estimates

Preparing financial statements in conformity with U.S. generally accepted accounting principals requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities in the consolidated financial statements and the reported amounts of revenues and expenses. Also, certain amounts in the accompanying consolidated financial statements have been allocated in a way that management believes is reasonable and consistent in order to depict the historical financial position, results of operations, and cash flows of CVR Partners on a stand-alone basis. Actual results could differ materially from those estimates.

Estimates made in preparing these financial statements include, among other things, estimates of depreciation and amortization expense, the estimated future cash flows and fair value of properties used in determining the need for any impairment write-down, recoveries of flood costs from insurance carriers, estimated allocations of selling, general and administrative costs, including share-based awards, the economic useful life of assets, the fair value of assets, liabilities, provisions for uncollectible accounts receivable, the results of litigation, and various other recorded or disclosed amounts. Future changes in the assumptions used could have a significant impact on reported results in future periods.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Related-Party Transactions

CVR Energy and its subsidiaries provide a variety of services to the Partnership, including cash management and financing services, employee benefits provided through CVR Energy’s benefit plans, administrative services provided by CVR Energy’s employees and management, insurance and office space leased in CVR Energy’s headquarters building and other locations. Where costs are specifically incurred on behalf of the Partnership, the costs are billed directly to the Partnership. In other situations, the costs have been allocated to the Partnership through a variety of methods, depending upon the nature of the expense and the activities of the Partnership. An expense benefiting the consolidated company but having no direct basis for allocation is allocated by a method using a ratio of the payroll of the fertilizer operating employees to the total payroll of the fertilizer operating employees and petroleum operating employees of CRLLC. All costs directly charged or allocated to the Partnership by affiliates are included in the consolidated statements of operations and all such operating costs have been allocated by CVR Energy.

As of October 25, 2007, the Partnership entered into several agreements with CVR Energy and its subsidiaries that govern the business relations of the Partnership, the managing general partner and CVR Energy. These agreements provide for billing procedures and related cost allocations and billings as applicable between CVR Energy and its subsidiaries and the Partnership. See Note 14 “Related Party Transactions” for a detailed discussion of the billing procedures and the basis for calculating the charges for specific products and services.

Allocation of Costs

The accompanying financial statements have been prepared in accordance with SAB Topic 1-B. These rules require allocations of costs for salaries and benefits, depreciation, rent, accounting and legal services, and other general and administrative expenses. CVR Energy has allocated general and administrative expenses to the Partnership and its predecessors based on allocation methodologies that management considers reasonable and result in an allocation of the cost of doing business borne by CVR Energy and CRLLC on behalf of the Partnership and its predecessors; however, these allocations may not be indicative of the cost of future operations or the amount of future allocations.

The Partnership’s historical income statements reflect all of the expenses that CRLLC incurred on the Partnership’s behalf. The Partnership’s financial statements therefore include certain expenses incurred by its parent which may include, but are not necessarily limited to, the following:

•	Officer and employee salaries and share-based compensation

•	Rent or depreciation

•	Advertising

•	Accounting, tax, legal and information technology services

•	Other selling, general and administrative expenses

•	Costs for defined contribution plans, medical and other employee benefits

•	Financing costs, including interest, mark-to-market changes in interest rate swap, and losses on extinguishment of debt

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Selling, general and administrative expense allocations were based primarily on a percentage of total fertilizer payroll to the total fertilizer and petroleum segment payrolls. Property insurance costs, included in direct operating expenses (exclusive of depreciation and amortization), were allocated based upon specific segment valuations. Interest expense, interest income, bank charges, gain (loss) on derivatives and loss on extinguishment of debt were allocated based upon fertilizer divisional equity as a percentage of total CVR Energy debt and equity. As of October 25, 2007, the allocations were determined in accordance with the services agreement entered into with CVR Energy (other than the allocations related to share-based compensation, which are determined in accordance with Staff Accounting Bulletin, or SAB, Topic 1-B “Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity” and in accordance with EITF 00-12, as more fully explained in Note 12). See Note 14 “Related Party Transactions” for a detailed discussion of the basis for calculating the charges. The table below reflects cost allocations, either allocated or billed, by period reflected in the Consolidated Statement of Operations.

	Immediate
	Predecessor	Successor
	174 Days	191 Days	Year	Year
	Ended	Ended	Ended	Ended
	June 23,	December 31,	December 31,	December 31,
	2005	2005	2006	2007
Direct operating expenses (exclusive of depreciation and amortization)	$616,363	$1,001,491	$2,120,923	$2,449,218
Selling, general and administrative expenses (exclusive of depreciation and amortization)	3,864,369	3,154,242	9,180,998	10,080,235
Interest expense and other financing costs	741,090	14,793,520	23,502,266	23,584,600
Interest income	(47,631)	(501,990)	(1,379,129)	(252,697)
(Gain) loss on derivatives	—	(4,852,817)	(2,145,388)	456,583
Loss on extinguishment of debt	1,240,455	—	8,480,747	177,653

	$6,414,646	$13,594,446	$39,760,417	$36,495,592

Net Income Per Limited Partnership Unit

The Partnership has omitted earnings per share for the Immediate Predecessor and for the Successor through the date CRNF was contributed to the Partnership because the Company operated under a Divisional Equity structure. The Partnership has omitted net income per unitholder for the Successor during the period it operated as a Partnership through the date of this offering because the Partnership operated under a different capital structure than what the Partnership will operate under at the time of this offering, and, therefore, the information is not meaningful.

New Accounting Pronouncements

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. FAS 157 states that fair value is “the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price)”. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years. The Partnership is currently evaluating the effect that this statement will have on the Partnership’s financial statements.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (FAS 159). Under this standard, an entity is required to provide additional information that will assist investors and other users of financial information to more easily understand the effect of the company’s choice to use fair value on its earnings. Further, the entity is required to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. This standard does not eliminate the disclosure requirements about fair value measurements included in FAS 157 and FAS No. 107, Disclosures about Fair Value of Financial Instruments. FAS 159 is effective for fiscal years beginning after November 15, 2007, and early adoption is permitted as of January 1, 2007, provided that the entity makes that choice in the first quarter of 2007 and also elects to apply the provisions of FAS 157. The Partnership expects that the adoption of FAS 159 will have no impact on the Partnership’s financial condition, results of operations and cash flows.

(4)	Pro Forma Information (unaudited)

Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of the Partnership’s partnership agreement, to the common, GP and subordinated GP unitholders, by the number of common, GP and subordinated GP units expected to be outstanding at the closing of this offering. For purposes of this calculation, the Partnership assumed that pro forma distributions were equal to pro forma net income and that the number of units outstanding was 5,250,000 common, 18,750,000 GP and 16,000,000 subordinated GP units. All units were assumed to have been outstanding since January 1, 2007. No effect has been given to 787,500 common units that might be issued in this offering by the Partnership pursuant to the exercise by the underwriters of their option. The Partnership’s partnership agreement provides that, during the subordination period (as described below), the common units and GP units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.375 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units and GP units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated GP units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated GP units will not be entitled to receive any distributions until the common units and GP units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated GP units during the subordination period.

It is assumed that for the year ended December 31, 2007, common unit and GP units would have received an annual distribution of $1.01 per common unit and GP unit. Subordinated GP unitholders would have received no distribution of distributable earnings. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the holders of the IDRs are entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the holders of the IDRs than to the holders of common, GP and subordinated GP units. The pro forma net income per unit calculations assume that no incentive distributions were made to the holders of the IDRs because no such distribution would have been paid based upon the contractual limitation set forth in the partnership agreement which provides that no distributions will be made in respect of the IDRs until the Partnership has made cash distributions in an aggregate amount equal to the adjusted operating

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

surplus during the period from the closing of the Partnership’s initial public offering through December 31, 2009.

(5)	Partners’ Capital

At December 31, 2007, the Partnership had 30,333 special LP units outstanding, representing 0.1% of the total Partnership units outstanding, and 30,303,000 special GP interests outstanding, representing 99.9% of the total Partnership units outstanding. In addition, the managing general partner owned the managing general partner interest and the IDRs. The managing general partner contributed 1% of CRNF’s interest to the Partnership in exchange for its managing general partner interest and the IDRs. See Note 1 “Formation of the Partnership, Organization and Nature of Business” for additional discussion related to the unitholders.

In connection with the Partnership’s initial public offering, CRLLC will contribute all of its special LP units to the Partnership’s special general partner and all of the Partnership’s special general partner interests and special limited partner interests will be converted into a combination of GP and subordinated GP units. Following the initial public offering, the Partnership will have five types of partnership interest outstanding:

•	5,250,000 common units representing limited partner interests, all of which the Partnership will sell in the initial public offering;

•	18,750,000 GP units representing special general partner interests, all of which will be held by the Partnership’s special general partner;

•	18,000,000 subordinated GP units representing special general partner interests, all of which will be held by the Partnership’s special general partner;

•	incentive distribution rights representing limited partner interests, all of which will be held by the Partnership’s managing general partner; and

•	a managing general partner interest, which is not entitled to any distributions, which is held by the Partnership’s managing general partner.

Effective with the initial public offering, the partnership agreement will require that the Partnership distribute all of its cash on hand at the end of each quarter, less reserves established by its managing general partner, subject to the sustainability requirement in the event the Partnership elects to increase the quarterly distribution amount. The amount of available cash may be greater or less than the aggregate amount necessary to make the minimum quarterly distribution on all common units, GP units and subordinated units.

Subsequent to the initial public offering, the Partnership will make minimum quarterly distributions of $0.375 per common unit ($1.50 per common unit on an annualized basis) to the extent the Partnership has sufficient available cash. In general, cash distributions will be made each quarter as follows:

•	First, to the holders of common units and GP units until each common unit and GP unit has received a minimum quarterly distribution of $0.375 plus any arrearages from prior quarters;

•	Second, to the holders of subordinated units, until each subordinated unit has received a minimum quarterly distribution of $0.375; and

•	Third, to all unitholders, pro rata, until each unit has received a quarterly distribution of $0.4313.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If cash distributions exceed $0.4313 per unit in a quarter, the Partnership’s managing general partner, as holder of the IDRs, will receive increasing percentages, up to 48%, of the cash the Partnership distributes in excess of $0.4313 per unit. However, the managing general partner will not be entitled to receive any distributions in respect of the IDRs until the Partnership has made cash distributions in an aggregate amount equal to the Partnership’s adjusted operating surplus generated during the period from the closing of the initial public offering until December 31, 2009.

During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units and GP units have received the minimum quarterly distribution of $0.375 per unit plus any arrearages from prior quarters. The subordination period will end once the Partnership meets the financial tests in the partnership agreement.

If the Partnership meets the financial tests in the partnership agreement for any three consecutive four-quarter periods ending on or after the first quarter whose first day begins at least three years following the closing of initial public offering, 25% of the subordinated GP units will convert into GP units on a one-for-one basis. If the Partnership meets these financial tests for any three consecutive four-quarter periods ending on or after the first quarter whose first day begins at least four years following the closing of the initial public offering, an additional 25% of the subordinated GP units will convert into GP units on a one-for-one basis. The early conversion of the second 25% of the subordinated GP units may not occur until at least one year following the end of the last four-quarter period in respect of which the first 25% of the subordinated GP units were converted. If the subordinated GP units have converted into subordinated LP units at the time the financial tests are met they will convert into common units, rather than GP units. In addition, the subordination period will end if the managing general partner is removed as the managing general partner where “cause” (as defined in the partnership agreement) does not exist and no units held by the managing general partner and its affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into GP units or common units on a one-for-one basis, and the common units and GP units will no longer be entitled to arrearages.

The partnership agreement authorizes the Partnership to issue an unlimited number of additional units and rights to buy units for the consideration and on the terms and conditions determined by the managing general partner without the approval of the unitholders.

The Partnership will distribute all cash received by it or its subsidiaries in respect of accounts receivable existing as of the closing of the initial public offering exclusively to its special general partner.

The managing general partner, together with the special general partner, manages and operates the Partnership. Common unitholders will only have limited voting rights on matters affecting the Partnership. In addition, common unitholders will have no right to elect either of the general partners or the managing general partner’s directors on an annual or other continuing basis.

If at any time the managing general partner and its affiliates own more than 80% of the common units, the managing general partner will have the right, but not the obligation, to purchase all of the remaining common units at a purchase price equal to the greater of (x) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest per-unit price paid by the managing general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Inventories

Inventories consisted of the following (in thousands):

	December 31,	December 31,
	2006	2007

Finished goods	$2,804	$2,859
Raw materials and catalysts	4,066	4,704
Parts and supplies	7,234	8,590

	$14,104	$16,153

(7)	Property, Plant, and Equipment

A summary of costs for property, plant, and equipment is as follows (in thousands):

	December 31,	December 31,
	2006	2007

Land and improvements	$706	$1,147
Buildings	650	650
Machinery and equipment	379,339	381,685
Automotive equipment	267	297
Furniture and fixtures	186	209
Construction in progress	1,262	11,012

	$382,410	$395,000
Accumulated depreciation	25,366	42,987

	$357,044	$352,013

(8)	Goodwill and Intangible Assets

In connection with the Subsequent Acquisition described in Note 1, CRNF recorded goodwill of $40,968,463. SFAS No. 142, Goodwill and Other Intangible Assets, provides that goodwill and other intangible assets with indefinite lives shall not be amortized but shall be tested for impairment on an annual basis. In accordance with SFAS 142, CVR Partners completed its annual test for impairment of goodwill as of November 1, 2006 and 2007. Based on the results of the test, no impairment of goodwill was recorded as of December 31, 2006 or 2007. The annual review of impairment is performed by comparing the carrying value of the Partnership to its estimated fair value using a combination of the discounted cash flow analysis and market approach.

Contractual agreements with a fair market value of $145,400 were acquired in the Subsequent Acquisition described in Note 1. The intangible value of these agreements is amortized over the life of the agreements through September 2019. Amortization expense of $25,582, $19,163 and $19,163 was recorded in depreciation and amortization for the 191-days ended December 31, 2005 and the years ended December 31, 2006 and December 31, 2007, respectively.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated amortization of the contractual agreements is as follows (in thousands):

Contractual
Year Ending December 31,	Agreements

2008	$15
2009	10
2010	10
2011	10
2012	6
Thereafter	30

$81

(9)	Flood

During the weekend of June 30, 2007, torrential rains in southeastern Kansas caused the Verdigris River to overflow its banks and flood the city of Coffeyville, Kansas. As a result, CRNF’s nitrogen fertilizer plant was severely flooded and was forced to conduct emergency shut downs and evacuate. The nitrogen fertilizer facility sustained damage and required repairs resulting in damage to the assets.

During and after the time of the flood, CRLLC, the Partnership’s parent at that time, was insured under insurance policies that were issued by a variety of insurers and which covered various risks, such as damage to the Partnership’s property, interruption of the Partnership’s business, environmental cleanup costs, and potential liability to third parties for bodily injury or property damage. These coverages included CRLLC’s primary property damage and business interruption insurance program which provided $300 million of coverage for flood-related damage, subject to a deductible of $2.5 million per “occurrence” and a 45-day waiting period for business interruption loss. While the Partnership believes that property insurance should cover substantially all of the estimated total physical damage to the Partnership’s property, the insurance carriers have cited potential coverage limitations and defenses that might preclude such a result. CRLLC determined that the Partnership’s allocation of the $2.5 million insurance deductible was $0.1 million.

Net costs related to the flood during the year ended December 31, 2007 were $2.4 million. Total gross costs recorded due to the flood that were included in the statement of operations for the year ended December 31, 2007 were approximately $5.8 million. Of these gross costs for the year ended December 31, 2007, approximately $3.5 million were paid to third parties for repair and related cleanup as a result of the flood damage to the Company’s facilities. Additionally, included in this cost was $0.8 million of depreciation for temporarily idled facilities, $0.7 million of salaries, $0.4 million associated with inventory loss and approximately $0.4 million of other related costs. An insurance receivable of approximately $3.3 million was also recorded for the year ended December 31, 2007 for the probable recovery of such costs under CRLLC’s insurance policy. $3.2 million of this receivable was distributed to CRLLC as described below.

Following the contribution of CRNF to the Partnership, all previously recorded insurance receivables related to flood damaged property of CRNF remained with Coffeyville Resources. This distribution from CRNF to CRLLC has been reflected as a distribution to parent in the accompanying consolidated financial statements for the year ended December 31, 2007. The Company anticipates that approximately $0.7 million in additional third party costs related to the repair of flood damaged property will be recorded in future periods. Accordingly, the total third-party cost to repair the nitrogen fertilizer facility is currently estimated at approximately $4.2 million.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007, the Company had $139,346 recorded as an insurance receivable that was not distributed to CRLLC and for which the Company believes collection is probable. CRLLC will reimburse CRNF in accordance with an indemnification agreement for any future additional flood-related costs or losses incurred after December 31, 2007.

(10)	Income Taxes

In May 2006, the State of Texas enacted a franchise tax that will become effective in 2008. This franchise tax requires the Partnership to pay a tax of 1.0% on the Partnership’s “margin”, as defined in the law, beginning in 2008 based on the Partnership’s 2007 results. The margin to which the tax rate will be applied generally will be calculated as the Partnership’s revenues for federal income tax purposes less the cost of the products sold for federal income tax purposes, in the State of Texas. Under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, the Partnership is required to record the effects on deferred taxes for a change in tax rates or tax law in the period that includes the enactment date.

Under FAS 109, taxes based on income like the Texas franchise tax are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at the end of the period. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Temporary differences related to the Partnership’s property will affect the Texas franchise tax. As a result, the Partnership recorded a deferred tax liability in the amount of $27,500 as of December 31, 2006. At December 31, 2007, a total income tax expense of $29,500 was recorded. This amount included current income taxes of $24,500 and deferred income tax expense of $5,000, which resulted in a deferred income tax liability of $32,500 at December 31, 2007.

(11)	Benefit Plans

CVR Energy sponsors a defined-contribution 401(k) plan (the Plan) for the employees of CRNF. Participants in the Plan may elect to contribute up to 50% of their annual salaries, and up to 100% of their annual bonus received pursuant to CVR Energy’s income sharing plan. CRNF matches up to 75% of the first 6% of the participant’s contribution. The Plan is administered by CVR Energy. Participants in the Plan are immediately vested in their individual contributions. The Plan has a three year vesting schedule for CRNF’s matching funds and contains a provision to count service with any predecessor organization. CRNF’s contributions under the Plan were $162,962, $107,011, $311,964 and $303,113 for the 174 days ended June 23, 2005, the 191 days ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007, respectively.

(12)	Share-based Compensation

Certain employees of CVR Partners and employees of CVR Energy who perform services for the Partnership under the services agreement with CVR Energy participate in equity compensation plans of CVR Partners’ affiliates. Accordingly, CVR Partners has recorded compensation expense for these plans in accordance with Staff Accounting Bulletin, or SAB Topic 1-B “Allocations of Expenses and Related disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity” and in accordance with EITF 00-12. All compensation expense related to these plans for full-time employees of CVR Partners has been allocated 100% to CVR Partners. For employees covered by the services agreement with CVR Energy, the Partnership records share-based compensation relative to the percentage of time spent by each management

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

member providing services to the Partnership as compared to the total calculated share-based compensation by CVR Energy. The Partnership is not responsible for payment of share-based compensation and all expense amounts are reflected as a contribution to Partner’s Capital.

During the periods prior to the formation of the Partnership, share-based compensation costs were allocated to CVR Partners in accordance with other general corporate costs as described in Note 3, “Summary of Significant Accounting Policies — Allocations of Costs.”

The following describes the share-based compensation plans of CALLC, CALLC II, CALLC III and CRLLC, CVR Energy’s wholly owned subsidiary.

919,630 override operating units at an adjusted benchmark value of $11.31 per unit

In June 2005, CALLC issued nonvoting override operating units to certain management members holding common units of CALLC. There were no required capital contributions for the override operating units. In accordance with SFAS 123(R), Share Based Compensation, using the Monte Carlo method of valuation, the estimated fair value of the override operating units on June 24, 2005 was $3,604,950. Pursuant to the forfeiture schedule described below, CVR Energy recognized compensation expense over the service period for each separate portion of the award for which the forfeiture restriction lapsed as if the award was, in-substance, multiple awards. In accordance with the allocation method noted above, CVR Partners recognized compensation expense of $149,693, $265,678 and $2,841,452 for the 191-day period ending December 31, 2005, and for the years ending December 31, 2006 and 2007, respectively. In connection with the split of CALLC into two entities on October 16, 2007, management’s equity interest in CALLC was split so that half of management’s equity interest is in CALLC and half is in CALLC II. The restructuring resulted in a modification of the existing awards under SFAS No. 123(R). However, because the fair value of the modified award equaled the fair value of the original award before the modification, there was no accounting consequence as a result of the modification. However, due to the restructuring, the employees of CVR Energy and CVR Partners no longer hold share-based awards in a parent company. Due to the change in status of the employees related to the awards, CVR Energy recognized compensation expense for the newly measured cost attributable to the remaining vesting (service) period prospectively from the date of the change in status, which expense is included in the amounts noted above. Also, CVR Energy now accounts for these awards pursuant to EITF 00-12 following the guidance in EITF 96-18, which requires variable accounting in this circumstance. Using a binomial model and a probability-weighted expected return method which utilized CVR Energy’s cash flow projections resulted in an estimated fair value of the override operating units as noted below.

Significant assumptions used in the valuation were as follows:

Estimated forfeiture rate	None
Explicit service period	Based on forfeiture schedule below
October 16, 2007 (date of modification) estimated fair value	$39.53
December 31, 2007 estimated fair value	$51.84 per share
Marketability and minority interest discounts	$9.14 per share (15% discount)
Volatility	35.8%

72,492 override operating units at a benchmark value of $34.72 per unit

On December 28, 2006, CALLC issued additional nonvoting override operating units to a certain management member who holds common units of CALLC. There were no required capital contributions for the override operating units. In accordance with SFAS 123(R), a combination of a

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

binomial model and a probability-weighted expected return method which utilized CVR Energy’s cash flow projections resulted in an estimated fair value of the override operating units on December 28, 2006 of $472,648. Management believed that this method was preferable for the valuation of the override units as it allowed a better integration of the cash flows with other inputs, including the timing of potential exit events that impact the estimated fair value of the override units. In accordance with the allocation method noted above and pursuant to the forfeiture schedule described below, CVR Partners recognized compensation expense of $798 and $168,881 for the periods ending December 31, 2006 and 2007, respectively. The amount included in the year ending December 31, 2007 includes compensation expense as a result of the restructuring and modification of the split of CALLC into two entities, as described above. These override operating units are being accounted for the same as the override operating units with the adjusted benchmark value of $11.31 per unit. Using a binomial model and a probability-weighted expected return method which utilized CVR Energy’s cash flow projections resulted in an estimated fair value of the override operating units as described below.

Significant assumptions used in the valuation were as follows:

Estimated forfeiture rate	None
Explicit service period	Based on forfeiture schedule below
October 16, 2007 (date of modification) estimated fair value	$20.34
December 31, 2007 estimated fair value	$32.65 per share
Marketability and minority interest discounts	$5.76 per share (15% discount)
Volatility	35.8%

Override operating units are forfeited upon termination of employment for cause. In the event of all other terminations of employment, the override operating units are initially subject to forfeiture with the number of units subject to forfeiture reducing as follows:

Forfeiture
Minimum Period Held	Percentage

2 years	75%
3 years	50%
4 years	25%
5 years	0%

On the tenth anniversary of the issuance of override operating units, such units shall convert into an equivalent number of override value units.

1,839,265 override value units at an adjusted benchmark value of $11.31 per unit

In June 2005, CALLC issued 1,839,265 nonvoting override value units to certain management members holding common units of CALLC. There were no required capital contributions for the override value units.

In accordance with SFAS 123(R), using the Monte Carlo method of valuation, the estimated fair value of the override value units on June 24, 2005 was $4,064,776. For the override value units, CVR Energy is recognizing compensation expense ratably over the implied service period of 6 years. In accordance with the allocation method noted above, CVR Partners recognized compensation expense of $98,205, 155,536 and $3,374,508 for the 191-day period ending December 31, 2005, and for the years ending December 31, 2006 and 2007, respectively. The amount included in the year ending December 31, 2007 includes compensation expense as a result of the restructuring and modification

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the split of CALLC into two entities, as described above. These override value units are being accounted for the same as the override operating units with an adjusted benchmark value of $11.31 per unit. Using a binomial model and a probability-weighted expected return method which utilized CVR Energy’s cash flow projections resulted in an estimated fair value of the override value units as described below. Significant assumptions used in the valuation were as follows:

• Estimated forfeiture rate	None
• Derived service period	6 years
• October 16, 2007 (date of modification) estimated fair value	$39.53
• December 31, 2007 estimated fair value	$51.84 per share
• Marketability and minority interest discounts	$9.14 per share (15% discount)
• Volatility	35.8%

144,966 override value units at a benchmark value of $34.72 per unit

On December 28, 2006, CALLC issued 144,966 additional nonvoting override value units to a certain management member who holds common units of CALLC. There were no required capital contributions for the override value units.

In accordance with SFAS 123(R), a combination of a binomial model and a probability-weighted expected return method which utilized CVR Energy’s cash flow projections resulted in an estimated fair value of the override value units on December 28, 2006 of $945,178. Management believed that this method was preferable for the valuation of the override units as it allowed a better integration of the cash flows with other inputs, including the timing of potential exit events that impact the estimated fair value of the override units. For the override value units, CVR Energy is recognizing compensation expense ratably over the implied service period of 6 years. In accordance with the allocation method noted above, CVR Partners recognized compensation expense of $4,124, and $151,980 for the years ending December 31, 2006 and 2007, respectively. The amount included in the year ending December 31, 2007 includes compensation expense as a result of the restructuring and modification of the split of CALLC into two entities, as described above. These override value units are being accounted for the same as the override operating units with the adjusted benchmark value of $11.31 per unit. Using a binomial model and a probability-weighted expected return method which utilized CVR Energy’s cash flow projections resulted in an estimated fair value of the override value units as noted below.

Significant assumptions used in the valuation were as follows:

Estimated forfeiture rate	None
Derived service period	6 years
October 16, 2007 (date of modification) estimated fair value	$20.34
December 31, 2007 estimated fair value	$32.65 per share
Marketability and minority interest discounts	$5.76 per share (15% discount)
Volatility	35.8%

Unless the compensation committee of the board of directors of CVR Energy takes an action to prevent forfeiture, override value units are forfeited upon termination of employment for any reason except that in the event of termination of employment by reason of death or disability, all override

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value units are initially subject to forfeiture with the number of units subject to forfeiture reducing as follows:

Forfeiture
Minimum Period Held	Percentage

2 years	75%
3 years	50%
4 years	25%
5 years	0%

Assuming the allocation of costs from CVR Energy remains consistent with the allocation at December 31, 2007 and assuming no change in the estimated fair value at December 31, 2007, at December 31, 2007 there was approximately $18,574,142 of unrecognized compensation expense related to nonvoting override units. This expense is expected to be recognized by CVR Partners over a period of five years as follows:

	Override	Override
	Operating Units	Value Units

Year ending December 31, 2008	2,058,123	4,422,143
Year ending December 31, 2009	1,067,545	4,422,143
Year ending December 31, 2010	317,971	4,422,143
Year ending December 31, 2011	—	1,864,074

	$3,443,639	$15,130,503

Phantom Unit Appreciation Plan

CVR Energy, through a wholly-owned subsidiary, has a Phantom Unit Appreciation Plan whereby directors, employees, and service providers may be awarded phantom points at the discretion of the board of directors or the compensation committee. Holders of service phantom points have rights to receive distributions when holders of override operating units receive distributions. Holders of performance phantom points have rights to receive distributions when holders of override value units receive distributions. There are no other rights or guarantees, and the plan expires on July 25, 2015, or at the discretion of the compensation committee of the board of directors of CVR Energy. As of December 31, 2007, the issued Profits Interest (combined phantom plan and override units) represented 15% of combined common unit interest and Profits Interest of CVR Energy. The Profits Interest was comprised of 11.1% and 3.9% of override interest and phantom interest, respectively. In accordance with SFAS 123(R), using the December 31, 2007 CVR Energy stock closing price to determine the CVR Energy equity value, through an independent valuation process, the service phantom interest and the performance phantom interest were both valued at $51.84 per point. CVR Partners has recorded compensation expense related to the Phantom Unit Plan of $22,174, $2,567,920 and $4,388,599 for the 191-day period ending December 31, 2005, and for the years ending December 31, 2006 and December 31, 2007, respectively.

Assuming the allocation of costs from CVR Energy remains consistent with the allocation at December 31, 2007, and assuming no change in the estimated fair value at December 31, 2007, at December 31, 2007 there was approximately $4,154,249 million of unrecognized compensation expense related to the Phantom Unit Plan. This is expected to be recognized over a period of five years.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13,461 override units with a benchmark amount of $10

In October 2007, CALLC III issued non-voting override units to certain management members holding common units of CALLC III. There were no required capital contributions for the override units. In accordance with SFAS 123(R), Share Based Compensation, using a binomial and a probability-weighted expected return method which utilized the CALLC III’s cash flows projections, the estimated fair value of the operating units at December 31, 2007 was $3,750. CVR Energy recognizes compensation costs for this plan based on the fair value of the awards at the end of each reporting period in accordance with EITF 00-12 using the guidance in EITF 96-18. Pursuant to the forfeiture schedule reflected above, CVR Energy recognized compensation expense over this service period for each portion of the award for which the forfeiture restriction has lapsed. In accordance with the allocation method described above, CVR Partners recognized compensation expense of $723 for the year ended December 31, 2007.

Significant Assumptions used in the valuation were as follows:

Estimated forfeiture rate	None
Explicit Service Period	Based on forfeiture schedule above
December 31, 2007 estimated fair value	$0.02 per share
Marketability and minority interest discount	$0.00 per share (15% discount)
Volatility	34.7%

(13)	Commitments and Contingent Liabilities

The minimum required payments for CRNF’s specific lease agreements and unconditional purchase obligations are as follows:

	Operating	Unconditional
Year Ending December 31,	Leases	Purchase Obligations

2008	$3,507,184	$15,492,354
2009	2,762,547	16,316,790
2010	1,224,648	15,580,568
2011	726,793	16,971,022
2012	270,873	17,075,060
Thereafter	7,450	211,204,704

	$8,499,495	$292,640,498

CRNF leases railcars under long-term operating leases. For the 174 day period ended June 23, 2005, the 191 day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007, lease expense totaled approximately $1,684,921, $1,565,783, $3,204,673, and $3,036,281, respectively. The lease agreements have various remaining terms. Some agreements are renewable, at CRNF’s option, for additional periods. It is expected, in the ordinary course of business, that leases will be renewed or replaced as they expire.

CRNF licenses a gasification process from a third party associated with gasifier equipment. The royalty fees for this license are incurred as the equipment is used and are subject to a cap and the full capped amount was paid in 2007. At December 31, 2006, approximately $1,615,000 was included in accounts payable for this agreement. Royalty fee expense reflected in direct operating expenses (exclusive of depreciation and amortization) for the 174 day period ended June 23, 2005, the 191 day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007 was $1,042,286, $914,878, $2,134,506, and $1,035,296, respectively.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CRNF has an agreement with the City of Coffeyville pursuant to which it must make a series of future payments for electrical generation transmission and city margin. As of December 31, 2007, the remaining obligations of CRNF totaled $19.6 million through December 31, 2019. Total minimum committed contractual payments under the agreement will be $1.7 million per year for each subsequent year.

During 2005, CRNF entered into an on-site product supply agreement with The Linde Group. Pursuant to the agreement, which expires in 2020, CRNF is required to take as available and pay approximately $300,000 per month for the supply of oxygen and nitrogen to the fertilizer operation. Expenses associated with this agreement, included in direct operating expenses (exclusive of depreciation and amortization) for the year ended December 31, 2006 and 2007 totaled approximately $3,520,759 and $3,135,969, respectively.

CRNF entered into a sales agreement with Cominco Fertilizer Partnership on November 20, 2007 to purchase equipment and materials which comprise a nitric acid plant. CRNF’s obligation related to the execution of the agreement in 2007 for the purchase of the assets was $3,500,000. As of December 31, 2007, $250,000 had been paid with $3,250,000 remaining as an accrued current obligation. Additionally, $3,000,000 was accrued related to the obligation to dismantle the unit. These amounts incurred are included in construction-in-progress at December 31, 2007. The total unpaid obligation at December 31, 2007 of $6,250,000 is included in accrued expenses and other current liabilities on the Consolidated Balance Sheets.

CRNF entered into a 5-year lease agreement effective October 25, 2007 with CVR Energy under which certain office and laboratory space is leased. The agreement requires CRNF to pay $8,000 on the first day of each calendar month during the term of the agreement. See Note 14 “Related Party Transactions” for further discussion.

From time to time, CRNF is involved in various lawsuits arising in the normal course of business, including matters such as those described below under, “Environmental, Health, and Safety (EHS) Matters”, and those described above. Liabilities related to such litigation are recognized when the related costs are probable and can be reasonably estimated. Management believes the Company has accrued for losses for which it may ultimately be responsible. It is possible management’s estimates of the outcomes will change within the next year due to uncertainties inherent in litigation and settlement negotiations. In the opinion of management, the ultimate resolution of any other litigation matters is not expected to have a material adverse effect on the accompanying consolidated financial statements.

CRNF entered into a coke supply agreement with CVR Energy in October 2007 pursuant to which CVR Energy supplies CRNF with pet coke. CRNF is obligated under this agreement to purchase the lesser of (i) 100 percent of the pet coke produced at its petroleum refinery or (ii) 500,000 tons of pet coke. The agreement has an initial term of 20 years. The price which the Partnership will pay for the pet coke will be based on the lesser of a coke price derived from the price received by the Partnership for UAN (subject to a UAN based price ceiling and floor) or a coke index price but in no event will the pet coke price be less than zero. See Note 14 “Related Party Transactions.”

CRNF is a guarantor under CRLLC’s principal credit facility. CRLLC entered into a new credit facility on December 28, 2006. This credit facility provides financing up to $1.075 billion, consisting of $775 million of tranche D term loans, a $150 million revolving credit facility, and a funded letter of credit facility of $150 million. All obligations under the credit facility are guaranteed by all of CRLLC’s subsidiaries including CRNF, CVR Partners and CVR Special GP (the special general partner of CVR Partners). Indebtedness under the credit facility is secured by a first priority security interest in substantially all of CRLLC’s assets and the assets of all of the guarantors, including CRNF, as well as

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a pledge of all of the capital stock of CRLLC’s domestic subsidiaries, including all of the units held by CRLLC and CVR Special GP in CVR Partners. The amount of term debt outstanding under this credit facility at December 31, 2007 was approximately $489 million.

CRNF is also a guarantor under three swap agreements which CRLLC entered into in July 2005 with J. Aron & Co., an affiliate of a related party of the managing general partner. All of CRLLC’s subsidiaries, including CRNF, became guarantors under the swap agreements in July 2005. The total liability under the swap agreements at December 31, 2007 was approximately $350.6 million.

Environmental, Health, and Safety (EHS) Matters

CRNF is subject to various stringent federal, state, and local EHS rules and regulations. Liabilities related to EHS matters are recognized when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, site-specific costs, and currently enacted laws and regulations. All liabilities are monitored and adjusted regularly as new facts emerge or changes in law or technology occur.

In 2005, CRNF agreed to participate in the State of Kansas Voluntary Cleanup and Property Redevelopment Program (VCPRP) to address a reported release of urea ammonium nitrate (UAN) at the Coffeyville UAN loading rack. As of December 31, 2006 and 2007, environmental accruals of $65,649 and $216,986, respectively, were reflected in the consolidated balance sheets for probable and estimated costs for remediation of environmental contamination under the VCPRP, including amounts totaling $65,649 and $170,000, respectively, included in accrued expenses and other current liabilities. The Successor accruals were determined based on an estimate of payment costs through 2010, which scope of remediation was arranged with the EPA and are discounted at the appropriate risk free rates at December 31, 2006 and 2007, respectively. The estimated future payments for these required obligations are as follows:

Year Ending December 31,	Amount
(in thousands)

2008	$170
2009	10
2010	40

Undiscounted total	$220
Less amounts representing interest at 3.52%	3

Accrued environmental liabilities at December 31, 2007	$217

Management periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, management believes that the accruals established for environmental expenditures are adequate.

Environmental expenditures are capitalized when such expenditures are expected to result in future economic benefits. For the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005, the year ended December 31, 2006, and the year ended December 31, 2007, capital expenditures were approximately $16,965, $373,215, $149,816, and $515,580, respectively, and were incurred to improve the environmental compliance and efficiency of the operations.

CRNF believes it is in substantial compliance with existing EHS rules and regulations. There can be no assurance that the EHS matters described above or other EHS matters which may develop in the future will not have a material adverse effect on the business, financial condition, or results of operations.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Related Party Transactions

CRLLC contributed its wholly-owned subsidiary CRNF to the Partnership on October 24, 2007. Pursuant to the contribution agreement, Coffeyville Resources transferred CVR Energy’s fertilizer business to the Partnership in exchange for (1) the issuance to CVR Special GP of 30,303,000 special GP units, representing a 99.9% general partner interest in the Partnership at that time, (2) the issuance to Coffeyville Resources of 30,333 special LP units, representing a 0.1% limited partner interest in Partnership at that time, (3) the issuance to CVR GP of the managing general partner interest and the IDRs and (4) CVR Partners’ agreement, contingent on CVR Partners completing an initial public or private offering, to reimburse CVR Energy for capital expenditures it incurred during the two year period prior to the sale of the managing general partner to Coffeyville Acquisition III, as described below, in connection with the operations of the nitrogen fertilizer plant, estimated to be approximately $18.4 million. CVR Partners assumed all liabilities arising out of or related to the ownership of the nitrogen fertilizer business to the extent arising or accruing on and after the date of transfer. Prior to the contribution, CRNF distributed certain working capital to CRLLC which were not included in the overall assets that were contributed to the Partnership. Assets not contributed included accounts receivable of $4,471,849, an insurance receivable of $3,207,861 and personnel and obligations of the phantom plan of $1,483,245.

Related Party Agreements, Effective October 25, 2007

In connection with the formation of CVR Partners and the initial public offering of CVR Energy in October 2007, CVR Partners entered into several agreements with CVR Energy and its subsidiaries that govern the business relations among CVR Partners, CVR Energy and its managing general partner.

Feedstock and Shared Services Agreement

CVR Partners has entered into a feedstock and shared services agreement with CVR Energy under which the two parties provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of CVR Energy’s refinery and CVR Partners’ nitrogen fertilizer plant.

The agreement provides hydrogen supply and pricing terms for circumstances where the refinery requires more hydrogen than it can generate. Revenues associated with the sale of hydrogen to CVR Energy were approximately $328,937, $2,391,788, $6,819,995 and $17,811,958 for the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005 and the years ended December 31, 2006 and 2007, respectively. These amounts are included in Net Sales in the Consolidated Statement of Operations. At December 31, 2007, there was $2,382,399 of receivables included in due from affiliate on the Consolidated Balance Sheet associated with unpaid balances related to hydrogen sales.

The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. Reimbursed direct operating expenses recorded during the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005 and the years ended December 31, 2006 and 2007 were $(109,066), $296,134, $165,945 and $348,517, respectively.

CVR Partners is also obligated to make available to CVR Energy any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by CVR Partners in a commercially reasonable manner. Reimbursed direct operating expenses associated with nitrogen during the 174-day period ended June 23, 2005, the 191-day

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period ended December 31, 2005, and the years ended December 31, 2006 and 2007 were $202,738, $296,366, $617,917 and $920,678, respectively.

The agreement also provides that both CVR Partners and CVR Energy must deliver instrument air to one another in some circumstances. CVR Partners must make instrument air available for purchase by CVR Energy at a minimum flow rate, to the extent produced by the Linde air separation plant and available to CVR Partners. Reimbursed direct operating expenses recorded during the 174-day period ended June 23, 2005, the 191-day period ended December 31, 2005 and the years ended December 31, 2006 and 2007 were $103,935, $112,065, $237,600 and $263,117, respectively.

At December 31, 2007, payables of $97,910 were included in due from affiliate on the Consolidated Balance Sheet associated with unpaid balances related to all components of the feedstock and shared services agreement except hydrogen sales.

The agreement has an initial term of 20 years, which will be automatically extended for successive five year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement will also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.

Coke Supply Agreement

CVR Partners has entered into a coke supply agreement with CVR Energy pursuant to which CVR Energy supplies CVR Partners with pet coke. This agreement provides that CVR Energy must deliver to the Partnership during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at its petroleum refinery or (ii) 500,000 tons of pet coke. CVR Partners is also obligated to purchase this annual required amount. If during a calendar month CVR Energy produces more than 41,667 tons of pet coke, then CVR Partners will have the option to purchase the excess at the purchase price provided for in the agreement. If CVR Partners declines to exercise this option, CVR Energy may sell the excess to a third party.

The price which CVR Partners will pay for the pet coke is based on the lesser of a coke price derived from the price it receives for UAN (subject to a UAN based price ceiling and floor) or a coke index price but in no event will the pet coke price be less than zero. CVR Partners will also pay any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. Prior to October 24, 2007, the price of pet coke purchased by CRNF from CVR Energy’s refinery was $15 per ton. CVR Partners will be entitled to offset any amount payable for the pet coke against any amount due from CVR Energy under the feedstock and shared services agreement between the parties.

The agreement has an initial term of 20 years, which will be automatically extended for successive five year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent.

Cost of pet coke associated with the transfer of pet coke from CVR Energy to the Partnership were approximately $2,777,835, $2,575,155, $5,241,927 and $4,452,763 for the 174-day period

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended June 23, 2005, the 191-day period ended December 31, 2005 and the years ended December 31, 2006 and 2007, respectively. If the price of pet coke had been determined under the new coke supply agreement for the period prior to October 24, 2007, the cost of product sold (exclusive of depreciation and amortization) would have decreased $1.6 million, decreased $0.7 million, decreased $3.5 million and increased $2.5 million for the 174 days ended June 23, 2005, for the 191 days ended December 31, 2005, and for the years ended December 31, 2006 and 2007, respectively. Payables of $600,820 related to the coke supply agreement were included in due from affiliate on the Consolidated Balance Sheet at December 31, 2007.

Lease Agreement

CVR Partners has entered into a 5-year lease agreement with CVR Energy under which it leases certain office and laboratory space. This agreement expires in October 2012. The total amount incurred in 2007 was approximately $17,800. Payables of $8,000 were included in due from affiliate on the Consolidated Balance Sheet at December 31, 2007.

Environmental Agreement

CVR Partners has entered into an environmental agreement with CVR Energy which provides for certain indemnification and access rights in connection with environmental matters affecting the refinery and the nitrogen fertilizer plant. Generally, both CVR Partners and CVR Energy have agreed to indemnify and defend each other and each other’s affiliates against liabilities associated with certain hazardous materials and violations of environmental laws that are a result of or caused by the indemnifying party’s actions or business operations. This obligation extends to indemnification for liabilities arising out of off-site disposal of certain hazardous materials. Indemnification obligations of the parties will be reduced by applicable amounts recovered by an indemnified party from third parties or from insurance coverage.

The agreement provides for indemnification in the case of contamination or releases of hazardous materials that are present but unknown at the time the agreement is entered into to the extent such contamination or releases are identified in reasonable detail during the period ending five years after the date of the agreement. The agreement further provides for indemnification in the case of contamination or releases which occur subsequent to the date the agreement is entered into.

The term of the agreement is for at least 20 years, or for so long as the feedstock and shared services agreement is in force, whichever is longer.

Services Agreement

CVR Partners has entered into a services agreement with its managing general partner and CVR Energy pursuant to which it and its managing general partner obtain certain management and other services from CVR Energy. Under this agreement, the Partnership’s managing general partner has engaged CVR Energy to conduct its day-to-day business operations. CVR Energy provides CVR Partners with the following services under the agreement, among others:

•	services from CVR Energy’s employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve the Partnership on a shared, part-time basis only, unless the Partnership and CVR Energy agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	management of the Partnership’s property and the property of its operating subsidiary in the ordinary course of business;

•	recommendations on capital raising activities to the board of directors of the Partnership’s managing general partner, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for the Partnership, and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects as may be agreed by CVR Energy and its managing general partner from time to time.

As payment for services provided under the agreement, the Partnership, its managing general partner or CRNF must pay CVR Energy (i) all costs incurred by CVR Energy in connection with the employment of its employees, other than administrative personnel, who provide the Partnership services under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by CVR Energy in connection with the employment of its employees, other than administrative personnel, who provide the Partnership services under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including payroll, office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges.

Either CVR Energy or the Partnership’s managing general partner may terminate the agreement upon at least 90 days’ notice, but not more than one years’ notice. Furthermore, the Partnership’s managing general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, CVR Partners, on the one hand, and CVR Energy and its affiliates, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

Net amounts incurred under the services agreement for 2007 were approximately $1,768,633. $1,298,910 of these charges are included in selling, general and administrative expenses (exclusive of depreciation and amortization), $451,218 are included in direct operating expenses (exclusive of depreciation and amortization) and $18,505 are included in interest expense and other financing costs. At December 31, 2007, payables of $1,249,050 were included in due from affiliate on the Consolidated Balance Sheet.

Additionally, at December 31, 2007, other receivables of $1,715,682 are included in due from affiliate on the Consolidated Balance Sheet.

CVR Partners, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(15)	Major Customers and Suppliers

Sales of nitrogen fertilizer to major customers were as follows:

	174-Day	191-Day
	Period	Period
	Ended	Ended	Year Ended	Year Ended
	June 23,	December 31,	December 31,	December 31,
	2005	2005	2006	2007

Nitrogen Fertilizer
Customer A	17%	9%	6%	3%
Customer B	9%	9%	7%	18%

	26%	18%	13%	21%

In addition to contracts with CVR Energy and its affiliates (see Note 14 “Related Party Transactions”), the Partnership maintains long-term contracts with one supplier. Purchases from this supplier as a percentage of direct operating expenses (exclusive of depreciation and amortization) were as follows:

	174-Day	191-Day
	Period	Period
	Ended	Ended	Year Ended	Year Ended
	June 23,	December 31,	December 31,	December 31,
	2005	2005	2006	2007

Supplier	4%	5%	7%	5%